UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

BROADRIDGE FINANCIAL SOLUTIONS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Memorandum

To:	All Broadridge Associates

From:	Rich Daly, CEO

Date:	October 20, 2011

Re:	Associate Shareholder Engagement

Over the past few years, proxy voting by individual retail investors has declined, generally, across U.S. companies. This trend is particularly troubling because it is occurring at a time when companies are especially attuned to greater communications with their shareowners and to the need to discern the differences between public opinion and the views of their actual shareholders.

Last Spring, at the National Press Club in Washington, D.C., I called on chief executives of the top 1,000 U.S. publicly-traded companies to join us, and other companies, in launching a nationwide effort to encourage employees — numbering collectively in the tens of millions — to vote their proxy ballots — not only at the companies in which they work but at all companies in which they may hold shares. As an example of this effort, I forwarded to them a copy of the email message I sent to our associates on April 4, 2011.

We see this as a long term effort, and your support is important.

This year, Broadridge’s annual meeting will be held at 10 a.m. Eastern Time on November 16, 2011. So, I am taking this opportunity, once again, to encourage you to vote your shares in Broadridge and in all other companies in which you invest.

Broadridge’s meeting will be held in a virtual (online) format again this year, in order to provide convenient access and participation to the broadest number of people. Moreover, a stockholder forum is also now available for validated shareholders to submit questions in advance of our meeting, access proxy materials, express views, and vote! Broadridge’s forum is found at www.theinvestornetwork.com/forum/br. Broadridge stockholders, and all interested people, can attend our meeting on November 16th at www.virtualshareholdermeeting.com/br.

Best regards,

Rich